UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/20/2010

Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta	76-0419312
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3993 West Sam Houston Parkway North Suite 100 Houston, Texas	77043-1221
(Address of Principal Executive Offices)	(Zip Code)

713-359-7000
(Registrant's telephone number, including area code)

Commission File Number:  0-28778

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)

On January 20, 2010, Tesco Corporation (the "Company") announced that John T. Reynolds has accepted an invitation to join the board of directors (the "Board") of the Company, with such appointment to be effective as of March 11, 2010, the date of the next regularly scheduled meeting of the Board.

As of the date of this report, the Board has not determined which, if any, committees of the Board Mr. Reynolds will be appointed to. There are no arrangements or understandings between Mr. Reynolds and other persons pursuant to which Mr. Reynolds was selected as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Reynolds, 39, co-founded Lime Rock Partners LLP in 1998 and currently serves as its Managing Director.  From 1992 to 1998, Mr. Reynolds served as an analyst at Goldman Sachs in the Investment Research Department where he had senior analyst responsibility for global oil service sector research.  Mr. Reynolds serves on the board of directors of Allis-Chalmers Energy.  Mr. Reynolds holds a B.A. from Bucknell University.  He is a resident of Westport, Connecticut, USA.

Mr. Reynolds will participate in the current director compensation arrangements applicable to non-employee directors. Under the terms of those arrangements, Mr. Reynolds will receive an annual retainer of $35,000 for his service on the Board and will participate in the Company's other compensation programs for its non-employee directors. In addition, Mr. Reynolds is expected to receive, subject to Board approval, a grant of restricted stock units and/or stock options under the Company's Amended and Restated 2005 Incentive Plan with the number of such units to be determined by the Board at the time of the grant.  The Company intends to enter into its standard form indemnification agreement with Mr. Reynolds, the form of which was filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on August 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TESCO CORPORATION

Date: January 20, 2010	By:	/s/ James A. Lank
James A. Lank, Senior Vice President, General Counsel and Corporate Secretary